Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated February 18, 2010 relating to the consolidated financial statements of Energy Future Holdings Corp. (“EFH Corp.”) (which report expresses an unqualified opinion and includes an explanatory paragraph related to EFH Corp. completing its merger with Texas Energy Future Merger Sub Corp. and becoming a subsidiary of Texas Energy Future Holdings Limited Partnership on October 10, 2007) appearing in the Prospectus, which is part of such Registration Statement.

We also consent to the reference to us under the heading “Experts” in this Prospectus.

/s/ Deloitte & Touche LLP

Dallas, Texas
December 17, 2010